Exhibit 10.33


                                    AMENDED AND RESTATED
                                    EMPLOYMENT AGREEMENT
                                    --------------------

    THIS AGREEMENT, dated as of the 5th day of December, 1995, by and among RJR

Nabisco Holdings Corp., a Delaware corporation ("Holdings"), RJR Nabisco, Inc.,

a Delaware corporation and a direct subsidiary of Holdings (the "Company") and

Charles M. Harper ("Executive") amends and restates that certain agreement by and among Holdings, the Company and Executive made the 27th day of May, 1993, as amended February 15, 1995, and April 13, 1995, (the "Initial Agreement"). This

Agreement reflects the fact that Executive has ceased to serve as Chief

Executive Officer of Holdings and the Company and will continue to serve in the executive positions of Chairman of the Boards of Holdings and the Company, This

Agreement will (i) following a Change of Control (as defined in Exhibit E),

supersede the Executive's participation in the RJR Nabisco Holdings Corp.

Headquarters Continuing Excellence Recognition Program (the "Headquarters

Program") and (ii) be in lieu of Executive's participation in the RJR Nabisco

Holdings Corp. 1995 Employee Protection Program (the "1995 Program"), but will in no event provide lesser benefits to Executive in the event of the termination of Executive's employment following a Change of Control than would otherwise be available under the 1995 Program.




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                                    RECITALS
                                    --------

    In order to induce Executive to continue in his current position as Chairman of the Boards of Holdings and the Company, Holdings and the Company desire to provide Executive with compensation and other benefits under the conditions set forth in this Agreement. Executive is willing to continue employment as Chairman of the Boards of Holdings and the Company, and to perform services for Holdings and the Company, on the terms and conditions hereinafter set forth.

    It is therefore hereby agreed by and between the parties as follows:

         1.    Employment.
               -----------

           1.1  Subject to the terms and conditions of this Agreement, Holdings agrees to employ Executive during the term hereof as Chairman of the Boards of

Holdings and the Company. In such capacities, Executive shall have the customary powers, responsibilities and authorities of a chairman of the board of corporations of the size, type and nature of Holdings and the Company,

respectively, as such powers, responsibilities and authorities have existed and continue to exist on the date hereof at Holdings and the Company. Executive's principal office shall be at the principal executive offices of Holdings and the

Company in New York, New York, as well as Omaha, Nebraska, and Executive shall commute between such offices of Holdings and the Company as he reasonably determines.


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          1.2  Holdings and the Company shall, throughout the term hereof, cause the election of Executive as Chairman of the Board of Directors of Holdings (the

"Holdings Board") and the Board of Directors of the Company (the "Board") (and

sometimes, collectively, the "Boards").

          1.3  Subject to the terms.and conditions set forth herein, Executive agrees to continue to serve in the executive positions of Chairman of the Boards of Holdings and the Company and shall devote his working time and efforts, to the best of his ability, experience and talent, to the performance of the services, duties and responsibilities in connection therewith including, without limitation, consideration of strategic issues relating to Holdings and the

Company and consultation with and advice to the Chief Executive Officer of

Holdings and the Company with respect to such issues. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments, from continuing to serve on the boards of directors listed on Exhibit A or from serving (subject to approval of the Holdings Board)

as a member of boards of directors of other companies.

          2.   Term of Employment.
               -------------------
          Executive's employment with Holdings and the Company commenced on May

31, 1993, (the "Commencement Date") and, unless terminated or extended in accordance herewith or

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as otherwise provided herein, shall continue through December 5, 1998 (the

"Expiration Date").

     3.   Compensation.
          ------------

          3.1  Salary.  Except as set forth below, while Executive is employed
               ------
by Holdings and the Company the Company shall pay Executive a base salary

("Base Salary"). Effective January 1, 1996, the annual rate of Base Salary shall be FIVE HUNDRED THOUSAND DOLLARS ($500,000) per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Except as may otherwise be agreed in writing by the parties, Executive's rate of Base

Salary shall be increased on January 1 of each of 1997 and 1998 to the greater of an amount equal to $500,000 plus 6% per year, compounded annually, from

January 1, 1996, or the amount specified by the Holdings Board. Notwithstanding the foregoing, for the fiscal year ending December 31, 1995, the Executive's

Base Salary is payable at the annual rate of $600,000 per annum.

          3.2  Annual Bonus. (a) Except as set forth in Section 3.2(c), in
               ------------

addition to his Base Salary, Executive shall be entitled while employed by

Holdings and the Company to be granted an annual incentive bonus (any annual bonus paid or accrued hereunder, a "Bonus") in respect of each fiscal year of the Company ("Fiscal Year") as determined by the Holdings Board in its sole discretion. As provided in the Company' s Annual Incentive Award Plan ("AIAP")

and subject to Section 6(e) of the AIAP, with respect to the

Fiscal Year in which Executive's "Retirement Date" (as provided in Section 5 herein) occurs if Executive shall be a Participant in the AIAP with respect to such Fiscal Year, Executive shall receive a Bonus scored at target and prorated for the number of months Executive was actively employed by Holdings and the

Company during such Fiscal Year.

          (b) The Bonus for each Fiscal Year shall be paid in cash when bonuses are paid generally to other senior executives of the Company for such Fiscal

Year, but no later than May 1 of the next Fiscal Year. However, payment shall be deferred if, no later than March 1 of the Fiscal Year to which such Bonus relates, Executive shall deliver notice to the Company of his intent to defer payment of the Bonus for such Fiscal Year to a later date, on terms mutually agreeable to Executive and Company.

          (c) For the Fiscal Year ending December 31, 1995, Sections 3.2(a) and

(b) shall have no force or effect and the right of Executive to any bonus payments hereunder shall be governed by this Section 3.2(c). In addition to Base

Salary, for the. fiscal year ending December 31, 1995 Executive has been granted

Performance Units under the Company's 1990 Long Term Incentive Plan ("LTIP")

pursuant to the Performance Unit Agreement dated February 15, 1995, between the

Company and Executive, the form of which is attached hereto as Exhibit D (the

"Performance Unit Agreement"). The value of such Performance Units shall be determined by Cash Net Income for 1995, as specified in the Performance Unit

Agreement and attachments thereto; provided that following a Change of Control,

the Committee (as defined in the LTIP) shall not exercise its discretion under

Sections 2 and 3 of the Performance Unit Agreement or otherwise to reduce the

Payment Value per unit below the Initial Grant Value (all as defined in the

Performance Unit Agreement). For purposes of this Section 3.2(c), "Cash Net

Income" means Cash Net Income from continuing operations, determined without regard to the effect of any unanticipated major financial or corporate event or any change in accounting standards that may be required or permitted by the

Financial Accounting Standards Board. Such Performance Units shall be in lieu of any award under the AIAP for the Fiscal Year ending December 31, 1995. Nothing in this Section 3.2(c) shall affect the provisions of Sections 3.2(a) or (b)

hereof for any Fiscal Year other than the Fiscal Year ending December 31, 1995.

          3.3  Compensation Plans and Proprams.  Executive shall participate
               -------------------------------
while employed by Holdings and the Company in any compensation plan or program,

whether annual or long term, maintained by Holdings or the Company on terms comparable to those applicable to other senior management of Holdings or the

Company.

          3.4  Special Bonus Payments.  Upon a Change of Control, the Company
               ----------------------

shall pay to Executive a special cash bonus payment equal to the sum of (a)

Executive's AIAP


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Vested Amount as of such Change of Control, Executive's PS Vested Amount as of such Change of Control, and Executive's PU Vested Amount as of such Change of

Control (all as defined in Exhibit E); (b) any additional premium amounts required under Exhibit F hereto; and (c) any additional funding amounts required to fully fund the SERP Benefit (as defined in Section 5) accrued to the date of such Change of Control under Section 5 hereof. Notwithstanding the foregoing, in the event that following a Change of Control any performance period relating to any award under the AIAP or of Performance Units or Performance Shares under the

LTIP (as such terms are defined therein) within which such Change of Control occurred is completed prior to Executive's termination of employment with

Holdings and the Company, upon such completion Executive shall be entitled to payment in respect of each such award of an amount, if any, equal to the excess of the value of such award based on actual performance for such performance period over the AIAP Vested Amount, PU Vested Amount or PS Vested Amount, as the

case may be, previously paid to Executive upon such Change of Control in respect of such AIAP award, Performance Units or Performance Shares.

         4.    Employee Benefits.
               -----------------

          4.1  Employee Benefit Plans and programs.  The Company and Holdings
               ------------------------------------

shall provide Executive until Executive's termination of employment with

Holdings and the Company coverage under all employee benefit programs, plans


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



and practices (commensurate with the positions of Chairman of the Boards of

Holdings and the Company and to the extent possible under any employee benefit plan), in accordance with the terms thereof, which Holdings and the Company make available to their senior executive officers, including, but not limited to (a)

retirement, pension and profit sharing (other than the SERP, as defined in

Section 5) and (b) medical, dental, hospitalization, short and long term disability, accidental death and dismemberment and travel accident coverage. It is understood that the provisions of Section 4.1(c) of the Initial Agreement relating to life insurance have been amended and restated by the letter agreement dated June 20, 1995, attached as Exhibit C hereto, which letter agreement is incorporated herein by this reference.

          4.2  Vacation and Fringe Benefits.  Executive shall be entitled to the
               ----------------------------

number of vacation days customarily accorded senior executives of the Company.

In addition, Executive shall be entitled to the perquisites and fringe benefits accorded from time to time to senior executives of the Company as well as the other perquisites and benefits currently accorded Executive by Holdings and the

Company, including but not limited to, a car and driver, use of a Company aircraft for commuting between Executive's residences and the various offices of

Holdings and the Company and use of a Company or Holdings provided apartment in

New York, New York. Such apartment and its furnishings shall be subject to the reasonable approval of Executive. Holdings or the

Company shall pay to Executive an additional amount such that after payment by

Executive of all applicable Federal, State and local taxes (computed at the maximum marginal rates) Executive retains a sufficient amount to pay all such taxes incurred by Executive as a result of the provision of a car and driver and the use of a Company aircraft and of a Company or Holdings-provided apartment as provided herein.

          4.3  Directors and Officers Liability.  The Company and Holdings shall
               --------------------------------

indemnify Executive and provide Executive with Directors and Officers Liability coverage and shall maintain the indemnification and directors' and officers'

liability insurance coverage, at levels of coverage and protection no less favorable than was provided by the Company or Holdings as of May 1, 1993, for any director or officer of Holdings or the Company. The Directors and Officers

coverage and indemnification provided herein shall continue, as to Executive,

throughout the period of any applicable statute of limitations or through the continuation of any period during which any applicable statute of limitations may be tolled.

          5.  Supplemental Pension.  The obligations under Section 5 of the
              --------------------

Initial Agreement to provide to Executive a pension benefit (the "SERP Benefit")

in lieu of the pension benefit to which Executive would otherwise be entitled under the Company's Supplemental Executive Retirement Plan

("SERP") has been funded for the estimated SERP Benefit accrued through the

Expiration Date of this Agreement by the purchase of annuities held in the

Excess Benefit Master Trust Agreement by and between RJR Nabisco, Inc. and

Wachovia Bank and Trust Company, N.A., dated February 5, 1988, as amended through January 27, 1989, (the "1988 Secular Trust"). Such annuities are to be delivered to Executive upon his Retirement Date. Executive's "Retirement Date"

for purposes of delivery of the foregoing annuities under this Section 5 shall be the date of his termination of employment with the Company for any reason. It is understood that extensions in the Expiration Date of this Agreement, in the interest rate assumptions, in tax rates, in Executive's tax status as determined by state or local taxing authorities, and in other actuarial factors or considerations as of Executive's Retirement Date may affect the adequacy of such funding of the SERP Benefit. Periodically, upon any extensions in the Expiration

Date, and in all events immediately prior to or promptly following the

Retirement Date, an actuarial calculation shall be performed to determine if any additional funding through the purchase of an annuity on a tax grossed up-basis

(as described in the SERP acknowledgment executed by Executive and attached hereto as Exhibit F (the "Acknowledgment")) is required as of the Retirement

Date to deliver the full benefit to which Executive is entitled pursuant to

Section 5 of the Initial Agreement, Exhibit B thereto and hereto and the

Acknowledgment, all of which are incorporated herein by this reference, as such benefit may be increased pursuant to Section 6.1(a)(v) if applicable. If such additional funding is required, the Company shall promptly (i) purchase such additional annuities and (ii) pay to Executive an additional amount such that after payment by Executive of all applicable Federal, State and local taxes

(computed at the maximum marginal rates) Executive retains a sufficient amount to pay all such taxes incurred by Executive as a result of the purchase of such additional annuities. Nothing herein shall adversely affect the validity of the

Acknowledgment.

     6.   Termination of Employment.
          -------------------------

          6.1  Termination Not For Cause or For Good Reason. (a) The Company and
               --------------------------------------------
Holdings may terminate Executive's employment at any time for any reason, and

Executive may terminate his employment at any time for any reason. If

Executive's employment is terminated by the Company or Holdings other than for

Cause (as hereinafter defined) prior to the Expiration Date or if Executive terminates his employment for Good Reason (as hereinafter defined) prior to the

Expiration Date, the Company shall pay to Executive (x) if such termination is prior to, or more than twenty-four months after a Change of Control,

compensation until the Expiration Date (or, if earlier, until his date of death), payable monthly at a monthly rate equal to the amounts set forth in clauses (i) and (ii) below, or (y) if such termination occurs during the twenty-four month period following a Change of

Control and prior to the Expiration Date, then upon such termination a lump sum payment, discounted to its present value, based on a notional payment period equal to the number of months, including partial months, in the period beginning on the date of such termination of employment and ending on the Expiration Date

(the "Balance of the Term"), assuming equal monthly payments and a discount rate equal to the product of (I) the Treasury bond yield for instruments having a term approximately equal to the Balance of the Term as published in the New York

Times on the first of the month in which the termination occurs and (II) 100%

minus the aggregate applicable Federal, state and local taxes then imposed on

Executive's employment income computed at the maximum applicable marginal rates,

in cash in an amount equal to the sum of the amounts set forth in clauses (i)

and (ii) below times the number of whole and partial months in the Balance of the Term:

          (i) Executive's Base Salary at its then current monthly rate (or following a Change of Control, if higher, the rate in effect immediately prior to such Change of Control); and

         (ii) the product of (x) the highest annual Bonus paid or accrued by the Company to or for Executive since the commencement of his employment on May 27, 1993 times (y) a fraction (A) the numerator of which is one (1) and (B) the denominator of which is twelve (12).

         In addition, Executive shall be entitled to receive:

        (iii) Executive's full Base Salary through the date of termination at the rate in effect at the time notice of termination is given, AIAP Vested Amount



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



           as of the date of termination, and, except as set forth below, all other amounts to which Executive is entitled under any compensation or benefit plan of the Company including, but not limited to, the AIAP and LTIP, and all unpaid amounts, as of the date of such termination, in respect of any bonus, including any Bonus for any Fiscal Year ending before such termination which would have been payable had the Executive remained in employment until the date such bonus would otherwise have been paid and including any bonus under
           Section 3.4, at the times such payments are due under the terms of such plans or, in the event such termination occurs during the twenty-four month period following a Change of Control, upon such termination;

  (iv) any payment deferred by Executive, together with any applicable interest or other accruals thereon;

   (v) the benefits under Section 5 hereof shall be paid out in accordance with their terms; provided, however, that Executive shall,for
                            -------- -------
           employed purposes of Section 5, be deemed to have remained employed by the Company and Holdings for the lesser of (i) the period equal to the Balance of the Term or (ii) the period between his date of termination and his date of death, at the compensation level in effect on the date of termination or if such termination occurs during the twenty-four month period following a Change of Control, at the compensation level in effect immediately prior to such Change of Control if higher;

  (vi) continued coverage under Holdings' and the Company's employee benefit programs, plans and practices described in Section 4.1 and 4.2 hereof (other than the use of a Company or Holdings- provided apartment or Company aircraft) for a period equal to the Balance of the Term, or Holdings or the Company will provide for equivalent coverage (on an after-tax basis), subject to any applicable coordination of benefits rules; provided that (A) in the case of any plan meeting the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in the event of a termination of employment prior to or more than twenty-four months following a Change of Control, such coverage shall be provided only to the extent consistent with such requirements and (B) in the event of such termination during the twenty-four month period following a Change of Control, such coverage shall not be less favorable in the aggregate than that in effect immediately prior to such Change of Control;

 (vii) such payments under applicable plans or programs, including but not limited to those described in Section 3.3 and 4.3 and payment for accrued vacation, as may be determined pursuant to the terms of such plans or programs and this Agreement;

(viii)    the immediate right to exercise all Options granted pursuant to
          Section 7.1 and the immediate lapse of transfer restrictions on the Purchased Stock as described in Section 7.2;

  (ix) if Executive's termination occurs prior to March 1, 1996 and prior to a Change of Control, any applicable additional benefits and protections provided under the Headquarters Program;

   (x) if Executive's termination occurs during the twenty-four month period following a Change of Control, all cash payments to be made hereunder upon a termination of employment shall be made not later than 15 business days following the date of termination, and in addition Executive shall receive, to the extent not already provided herein:

               (A) a lump sum cash payment equal to the sum of Executive's AIAP Vested Amount, PS Vested Amount and PU Vested Amount (each as defined in Exhibit (E)) all as of the date of termination;

               (B) a lump sum cash payment equal to the value of the annual credit under the RJR Nabisco. Inc. Flexible Perquisites Program (the "Perquisites Program") to which Executive was entitled immediately prior to such termination or, if higher, to which Executive was entitled immediately prior to the Change of Control, in each case multiplied by a fraction, the numerator of which is the number of whole and partial months in the Balance of the Term and the denominator of which is twelve reducedby such credits as would otherwise be applied to the continued benefits under Section 6.1(a)
          (vi) above;

               (C) use of the automobile assigned to Executive immediately prior to the Change of Control for a period equal to the Balance of the Term and, at the end of such period, the transfer of ownership of such automobile to Executive plus such amount in cash that after payment of all applicable Federal, state and local taxes thereon, computed at the maximum marginal rates, is equal to all such taxes, so computed, imposed in connection with such transfer;

               (D) in addition to and upon the expiration of the benefits provided pursuant to Section 6.1(a) (vi) above, MedChoice Retiree Medical benefits as in effect at the time of such expiration for other retirees and as amended from time to time thereafter at the minimum level of Company subsidy or, if greater, the subsidy level based on all years of service (actual and imputed) credited for purposes of the SERP Benefit; and

               (E)  if the Company fails to provide any of the benefits under
          Section 6.1(a) (vi) or Section 6.1(a)(x) (D) above, reimbursement for the actual cost of Executive's obtaining comparable benefits within 15 business days after the date Executive gives the Company written notice that he incurred such costs plus such additional amount that after payment of all applicable Federal, state and local taxes thereon, computed at the maximum applicable marginal rates, is equal to all such taxes, so computed, imposed with respect to such reimbursement.

          (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

          (i) (A) The assignment to Executive of duties materially inconsistent with Executive's position (including duties, responsibilities, status, titles or offices as set forth in
                    Section 1 hereof); (B) any elimination or reduction of Executive's duties or responsibilities; or (C) any removal of Executive from or any failure to elect or reelect Executive to the positions of Chairman of Holdings and the Company (including the failure to elect Executive to the positions of Chairman of the ultimate controlling entity in connection with any merger, acquisition or other extraordinary corporate transaction that includes Holdings or the Company), except in connection with the termination of Executive's employment for Cause, Permanent Disability (as hereinafter defined) or as a result of Executive's death or by Executive


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



                    other than for Good Reason or except as a result of a change in the By-laws of Holdings or the Company which change is not approved by the Holdings Board provided Executive is promptly restored to such position or positions;

          (ii) A reduction in Executive's Base Salary from the level required hereunder at the time in question, as the same may be or may be required to be increased from time to time during the term or pursuant to the terms of this Agreement, or the failure to provide Executive with an annual incentive bonus opportunity pursuant to Section 3.2;

         (iii) The failure by the Company or Holdings to obtain the specific assumption of this Agreement by any successor or assign of Holdings or the Company or any person acquiring substantially all of the Company's or Holdings' assets;

          (iv) Any material breach by the Company or Holdings of any provision of this Agreement or any agreements entered into pursuant thereto;

           (v) Requiring Executive to be based at any office or location other than those described in Section 1 above, except for travel reasonably required in the performance of the Executive's responsibilities; or

          (vi) During the twenty-four month period following a Change of Control, (A) the failure to continue in effect any compensation plan in which Executive participates at the time of the Change of Control, including but not limited to the LTIP, the AIAP, the Perquisites Program, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing Executive with substantially similar benefits) has been made with respect to such plan in connection with the Change of Control, or the failure to continue Executive's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed at the time of the Change of Control; or (B) the failure to continue to provide Executive with benefits at least as favorable in the aggregate as those enjoyedby him under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which he was participating at the time of the Change of Control, the taking of any action which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by him at the time of the Change of Control, or the failure to provide him with the number of paid vacation days to which he was entitled on the basis of the Company's practice with respect to him as in effect at the time of the Change of Control.

                    (c) (i)  Anything in this Agreement to the contrary

               notwithstanding, in the event that it is determined that any payment or distribution by Holdings or the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or

               otherwise, other than any payment pursuant to this Section

               6.1(c), (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively

               referred to as the "Excise Tax"), then Executive shall be

               entitled to receive from Holdings or the Company, within 15 days following the determination described in Section 6.1(c)(ii)

               below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by Executive of all applicable

               Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes),
               including any Excise Tax, imposed upon the Excise Tax Adjustment

               Payment, Executive retains an amount of the Excise Tax Adjustment

               Payment equal to the Excise Tax imposed upon the Payments.

                    (ii) All determinations required to be made under this

               Section 6.1(c), including whether an Excise Tax Adjustment

               Payment is required and the amount of such Excise Tax Adjustment

               Payment, shall be made by Ernst & Young, Winston-Salem, North

               Carolina, or such other national accounting firm as the Company or Holdings may designate prior to a Change of Control, which shall provide detailed supporting calculations to the Company and the Executive within 15 business days of the date of termination of Executive's employment. Except as hereinafter provided, any determination by Ernst & Young, Winston-Salem, North Carolina, or

               such other national accounting firm as the Company or Holdings may designate prior to a Change of Control, shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that (x) certain

               Excise Tax Adjustment Payments will not have been made by the

               Company which should have been made (an "Underpayment"), or (y)

               certain Excise Tax Adjustment Payments will have been made which should not have been made (an "Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, such Underpayment shall be promptly paid by

               Holdings or the Company to or for the benefit of the Executive.

               In the event that the Executive discovers that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to Holdings or the Company.

                    (d) Except as provided in this Agreement, if Executive is a participant in the LTIP or any other stock award plan of the

               Company, Holdings, or any of their affiliates and has outstanding awards thereunder, the treatment of such awards shall be governed by the terms of such applicable plans and awards.

                    6.2  Permanent Disability.  If prior to the Expiration Date
                         --------------------
          the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Plan applicable to senior executive officers ("LTD Plan") as in effect on May 27, 1993 ("Permanent

          Disability")) Holdings or the Company or Executive may terminate his employment on written notice thereof and

                    (a) Executive shall continue to receive until the Expiration Date (or, if earlier, the end of his Permanent Disability or his death) amounts equal to no less than 50% of Executive's then annual Base Salary (or, if higher, 50% of $500,000 plus 6% per year, compounded annually, from January 1, 1996, to the January 1 immediately preceding such termination); provided, however, that any such payments shall be reduced but not below zero, by any benefits payable during such period to Executive under the LTD Plan;

                    (b) the benefits under Section 5 hereof shall be paid out in accordance with their terms;

                    (c) all unpaid amounts, as of the date of such termination, in respect of any bonus, including any bonus for any Fiscal Year ending before such termination which would have been payable had Executive remained in employment until the date such bonus would otherwise have been paid and including any bonus under Section 3.4, shall be paid;

                    (d) any payment deferred by Executive, together with any applicable interest or other accruals thereon shall be paid;

                    (e) Executive shall continue to be covered under Holdings' and the Company's employee benefit programs, plans and practices described in Section 4.1 (in the case of any plan meeting the requirements of Section 401(a) of the Code, only to the extent consistent with such requirements) hereof until the Expiration Date (or, if earlier, the end of his Permanent Disability or his death) or Holdings or the Company will provide for equivalent coverage on an after-tax basis; provided that if Executive is provided with similar coverage by a successor employer, any such coverage by Holdings or the Company shall cease;

                    (f) Executive shall have such rights to payments under applicable plans or programs, including but not limited to those described in Sections 3.3 and 4.3, as may be determined pursuant to the terms of such plans or programs and this Agreement; and

                    (g) all Options granted pursuant to Section 7.1 shall become immediately exercisable, and the transfer restrictions on the Purchased Stock as described in
                         Section 7.2 shall thereupon lapse.

                    6.3 Death.  In the event of Executive's death prior to the
                        -----

          Expiration Date, (i) the Executive's estate or designated

          beneficiaries shall receive payment of Executive's then annual Base

          Salary (or, if higher, 50% of

          $500,000 plus 6% per year, compounded annually, from January 1, 1993,

          to the January 1 immediately preceding such termination) for a period of three months after the date of death; (ii) Executive's estate or designated beneficiary shall receive a bonus equal to the highest annual bonus paid or accrued to or for Executive since the commencement of his employment on May 27, 1993, or if higher the bonus opportunity for the Fiscal Year in which such termination occurs

          (computed in the same manner as under Section 6.1(a)(ii) hereof)

          multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the company in the Fiscal Year in which death occurred, and the denominator of which is 365; (iii)

          all unpaid amounts, as of the date of such termination, in respect of any bonus, including any Bonus for any Fiscal Year ending before such termination which would have been payable had Executive remained in employment until the date such bonus would otherwise have been paid and including any bonus under Section 3.4, shall be paid; (iv) any payment deferred by Executive, together with any applicable interest or other accruals thereon shall be paid; (v) the benefits under

          Section 5 hereof shall be paid out in accordance with the terms of that Section; (vi) any death benefits provided under the employee benefit programs, plans and practices described in Section 4.1 hereof shall be payable in accordance with their terms; (vii) Executive's estate or designated beneficiary shall have such other rights to payments under applicable plans or programs, including but not limited to those described in Sections 3.2(c) (for 1995 or thereafter, as may be agreed), 3.3, 4.1, 4.2 and 4.3, as may be determined pursuant to the terms of such plans or programs and this Agreement; and (viii) all

          Options granted pursuant to Section 7.1 shall become immediately exercisable, and the transfer restrictions on the Purchased Shares as described in Section 7.2 shall thereupon lapse.

                    6.4  Voluntary Resignation; Discharqe for Cause. If
                         ------------------------------------------

          Executive resigns voluntarily, other than for Good Reason or Permanent

          Disability, or the Company and Holdings terminate the employment of

          Executive at any time for Cause, the transfer restrictions on the

          Purchased Shares as described in Section 7.2 shall thereupon lapse and the Company's and Holdings' obligations under this Agreement to make any further payments to Executive shall thereupon cease and terminate except with respect to obligations pursuant to Section 5 hereof, the terms of any applicable plans, including those described in Sections

          3.2(c) (for 1995, and thereafter as may be agreed), 3.3, 4.1, 4.2 and

          4.3 hereof and all unpaid amounts, as of the date of such termination,

          in respect of any bonus, including any Bonus for any Fiscal Year ending prior to such termination which would have been payable had

          Executive remained in employment until the date such bonus would otherwise have been paid and including any bonus under Section 3.4,

          and any payment deferred by Executive, together with any applicable interest or other
          accruals thereon. The term "Cause" shall be limited to (a) action by

          Executive involving willful malfeasance in connection with his employment having a material adverse effect on Holdings or the

          Company, (b) any action by Executive involving willful gross misconduct having a material adverse effect on Holdings or the Company

          (other than an effect that could not reasonably constitute grounds for dismissal under the circumstances), (c) violation by the Executive of the restrictions placed upon transfer of Shares (as defined hereinafter) by Section 7.2 hereof, (d) substantial and continuing willful refusal by Executive in breach of this Agreement to perform his duties hereunder, which refusal has a material adverse effect on

          Holdings or the Company or (e) Executive being convicted of (i) a felony under the laws of the United States or any state or (ii) a felony under the laws of any other country or political subdivision thereof involving moral turpitude; provided that no action or refusal to perform shall be deemed willful if done in the reasonable belief that such action or refusal was in the best interests of the Company or Holdings. Termination of Executive pursuant to Section 6.4 shall be communicated by a Notice of Termination given within one year

          after.the Holdings Board both (i) had knowledge of conduct or an event allegedly constituting Cause and (ii) had reason to believe that such conduct or event could be grounds for Cause. For purposes of this

          Agreement a "Notice of Termination" shall mean delivery to Executive of a copy of a resolution duly
          adopted by the affirmative vote of not less than three-quarters of the entire membership of Holdings Board at a meeting of the Holdings Board called and held for the purposes (after reasonable notice to the

          Executive ("Preliminary Notice") and reasonable opportunity for

          Executive, together with the Executive's counsel, to be heard before the Holdings Board prior to such vote), finding that in the good faith opinion of the Holdings Board, Executive was guilty of conduct set forth in the second sentence of this Section 6.4 and specifying the particulars thereof in detail. Upon the receipt of the Preliminary

          Notice, Executive shall have 14 days in which to appear with counsel or take such other action as he desires on his behalf, and such 14-day period is hereby agreed to by the parties as a reasonable opportunity for Executive to be heard. The Holdings Board shall no later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Holdings Board to make its findings of Cause or to communicate its conclusions within such 30-day period shall be deemed to be a finding that Executive was not guilty of the conduct described in the second sentence of this

          Section 6.4. Where the Holdings Board has made such findings that,

          based upon conduct described in clause (a), (b), (c) or (d) above,

          Cause exists the Executive shall have 30 days in which to cure such conduct, to the extent such cure is possible.  Any termination of

          Executive's employment (other
          than by death or Permanent Disability) within 30 days after the date that the Preliminary Notice has been given to Executive shall be deemed to be a termination for Cause; provided, however, that if during such period Executive voluntarily terminates other than for

          Good Reason or the Company terminates Executive other than for Cause,

          and either (A) Executive cured his conduct, as permitted in the preceding sentence of this Section 6.4, or (B) Executive is found (or is deemed to be found) not guilty of the conduct described in the second sentence of this Section 6.4, such termination shall not be deemed to be for Cause.


     7.   Stock and Option Arrangements.
          -----------------------------

                    7.1  Options.  Subject to the terms and conditions
                         -------

          hereinafter set forth, in consideration of Executive's entering into this Agreement, Holdings has caused the actions described in paragraphs (a), (b) and (c) below to be authorized and taken and shall cause the actions described in paragraph (d) below to be taken:


                    (a) the granting to Executive on the Commencement Date of an option or options (the "Initial Options") to purchase an aggregate of 8,000,000 shares of Common Stock, par value $.01 per share, of Holdings (the "Common Stock") (subsequently adjusted as described in paragraph (c) below) at an exercise price equal to the lower of the closing price, as reported on the New York Stock Exchange (the "NYSE"), on the day immediately prior to the signing of the Initial Agreement or on Friday, May 21, 1993; provided that the exercise price of the Initial Options was not permitted to be less than 50% of the Fair Market Value (as defined in the LTIP) of the Common Stock on the date such Initial Options were granted. The Initial Options shall be vested and exercisable in four equal annual installments on

                         May  31, 1994, May 31, 1995, May 31, 1996 and May 31,
                         1997;

                    (b) the granting to Executive on each of December 31, 1993 and December 31, 1994 of options (the "1993 and 1994 Options") to purchase an aggregate on each such date of 750,000 shares of Common Stock (subsequently adjusted as described in paragraph (c) below) at an exercise price equal to the Fair Market Value (as defined in the Stock Option Plan for Directors and Key Employees of RJR Nabisco Holdings Corp. and Subsidiaries, as amended (the "Stock Option Plan")) of such shares as of the business day immediately preceding the date of grant;

                    (c) the cancellation on January 19, 1995 of one-half of the Initial Options and one-half of the 1993 and 1994 Options in exchange for an equivalent number of options to purchase shares of Nabisco Holdings Corp. ("Nabisco") Class A common stock (the "Nabisco Options"), which Nabisco Options are fully vested and have a 15 year term from the date of grant and the adjustment of the Initial Options and the 1993 and 1994 Options to reflect the 1 for 5 reverse stock split as of April 13, 1995, and to make certain other changes in the terms of such Options as of April 13, 1995, and October 11, 1995; and

                    (d) the granting to Executive on each of December 31, 1995 and December 31, 1996 on which Executive remains employed by the Company of an Option or Options (the "Additional Options" and, together with the Initial Options, the 1993 and 1994 Options and the Nabisco Options, the "Options") to purchase an aggregate on each such date of 150,000 shares of Common Stock at an exercise price equal to the Fair Market Value (as defined in the Stock Option Plan) of such shares as of the business day immediately preceding the date of grant, pursuant to the terms of the Stock Option Plan and non-qualified stock option agreements containing terms and conditions substantially similar to those applicable to the Initial Options as the same have been amended as described above, and having the vesting provisions set forth in paragraph (e) below; provided that the exercise price of the Additional Options shall not be less than 50% of such Fair Market Value of the Common Stock on the date each such Additional Option is granted; and provided further that the number and type of securities represented by such Additional Options will be subject to adjustment as if Section 1.4 of the Option Agreement had been applicable thereto.

                    (e) The 1993 and 1994 Options and each respective grant of the Additional Options shall be vested and exercisable as follows:


================================================================================
                                                          Percentage of Total
                                                          Shares as to Which
                       Date Option Becomes                Option is Vested And
  Grant Date           Vested and Exercisable             Excercisable
  ----------           ----------------------             --------------------
  December 31, 1993        May 31, 1994                            25%
  ----------------------------------------------------------------------------
                           May 31, 1995                            50%
  ----------------------------------------------------------------------------
                           May 31, 1996                            75%
  ----------------------------------------------------------------------------
                           May 31, 1997                           100%
  ----------------------------------------------------------------------------
  December 31, 1994        May 31, 1995                            33 1/3
  ----------------------------------------------------------------------------
                           May 31, 1996                            66 2/3
  ----------------------------------------------------------------------------
                           May 31, 1997                           100%
  ----------------------------------------------------------------------------
  December 31, 1995        May 31, 1996                            50%
  ----------------------------------------------------------------------------
                           May 31, 1997                           100%
  ----------------------------------------------------------------------------
  December 31, 1996        May 31, 1997                           100%
================================================================================


                    (f) As provided in the April 13, 1995, amendment to Executive's outstanding stock option awards, upon Executive's "Retirement Date" (as provided in Section 5 herein) all Options subject to said April 13, 1995, amendment shall become 100% vested and exercisable.

                         7.2  Purchased Stock and Transfer Restrictions.
                              -----------------------------------------

          (a)  In consideration for Holdings' and the Company's entering into this Agreement, subject to the terms and conditions hereinafter set forth, Executive purchased from Holdings 662,222 shares of Common

          Stock at a price of $5.625 per share, the closing price of such shares, as reported on the NYSE, on Friday, May 21, 1993, one-half of which shares were repurchased by Holdings in December, 1994, subject to the proceeds of such repurchase being applied by Executive to the acquisition of shares of Nabisco Class A Common Stock ("Nabisco

          Shares") in the initial Public Offering of such Nabisco Shares, (such purchased Common Stock of Holdings and such purchased Nabisco Shares,

          the "Purchased Stock"). All of the Purchased Stock is subject to the transfer restrictions set forth below. Executive agrees and acknowledges that he will not, directly or indirectly, offer,

          transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of such shares of Purchased Stock (any such act being herein referred to as a "transfer") so long as Executive remains employed by

          Holdings or any of its subsidiaries, except for such transfers as may be permitted by the Holdings Board or the Board of Directors of

          Nabisco, as the case may be, and that any transfers made, whether permitted to be made during such period or made thereafter, will be made fully in compliance with applicable securities and other laws. No transfer of any such shares in violation hereof shall be made or recorded on the books of Holdings and any such transfer shall be void and of no effect.

          (b)  The certificate or certificates representing the Purchased Stock shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE EMPLOYMENT AGREEMENT BETWEEN RJR NABISCO HOLDINGS CORP. ("HOLDINGS") AND THE PERSON NAMED ON THE FACE HEREOF (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF HOLDINGS)."

Holdings agrees that, upon request after the termination of Executive's employment by Holdings and all of its subsidiaries, it shall cause such certificates representing shares of Common Stock and shall use its reasonable best efforts to cause such certificates representing Nabisco

Shares to be exchanged for certificates that do not bear such legend.

    (c) Executive agrees and acknowledges that in connection with any transfer of shares of Purchased Stock or shares of Common Stock or Nabisco

Shares issued upon exercise of any Options (collectively, the "Shares"),

whether during the term hereof or thereafter, he shall provide Holdings or

Nabisco, as the case may be, with such customary certificates, opinions and other documents as Holdings or Nabisco may reasonably request to assure that Executive has complied fully with applicable securities and other laws, to the extent such compliance is within the control of Executive.

    (d) The provisions of this Section 7.2 shall apply, to the full extent set forth herein with respect to the Purchased Stock or the Shares as the case may be, and to any and all shares of capital stock of Holdings or

Nabisco or any capital stock, partnership units or any other securities or evidence of indebtedness or assets (other than cash dividends) which may be issued in respect of, in exchange for, upon conversion of or in substitution of, the Purchased Stock or other Shares, by reason of any stock
dividend, split, reverse split, combination, recapitalization, liquidation,

reclassification, merger, consolidation or otherwise.

    8. Expenses. The Executive is authorized to incur reasonable expense in
       ---------

carrying out his duties and responsibilities under this Agreement,

including expenses for travel and similar items related to such duties and responsibilities. The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

    9. No Obligation to Mitigate Damages. The Executive shall not be
       ----------------------------------

required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor will (a)

any payments under any Section hereof be subject to offset in respect of any claims which the Company may have against Executive or (b) except as otherwise provided in Section 6.1(a)(vi) or Section 6.2(e), the amount of any payment or benefit provided for in Section 6 be reduced by any compensation earned as a result of Executive's employment with another employer.

    10. Notices. All notices or communications hereunder shall be in
        --------

writing, addressed as follows:

          To the Company or Holdings:

          Mr. Gerald I. Angowitz
          c/o RJR Nabisco Holdings Corp.
          1301 Avenue of the Americas
          New York, New York 10019
          Fax: 212-969-9012

          To the Executive:

          Mr. Charles M. Harper
          Suite 1500
          One Central Park Plaza
          Omaha, Nebraska 68102
          Fax: 402-595-7116

          With a copy to:

          Bruce C. Rohde, Esq.
          McGrath, North, Mullin & Katz, P.C.
          Suite 1400
          One Central Park Plaza
          Omaha, Nebraska 68102
          Fax: 402-633-1504

    Any such notice or communication shall be sent both via fax and certified or registered mail, return receipt requested, postage prepaid,

addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of fax shall determine the time at which notice was given.

    11. Separability; Leqal Fees; Arbitration. If any provision of this
        ---------------------------------------

Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In addition,

the Company shall reimburse Executive for reasonable legal fees incurred in connection with entering into this Agreement and shall also pay to

Executive as incurred all legal and accounting fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided by this Agreement or any other
compensation-related plan, agreement or arrangement of the Company, unless

Executive's claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous. Any good faith controversy or claim arising out of or relating to this Agreement or the breach of this

Agreement (other than Section 14 hereof) that cannot be resolved by

Executive and the Company, including any dispute as to the calculation of

Executive's benefits or any payments hereunder shall be submitted to arbitration in Winston-Salem, North Carolina in accordance with Delaware law and the procedures of the Judicial Arbitration and Mediation Services,

Inc. ("JAMS"). The determination of the JAMS arbitrator shall be conclusive and binding on the Company and Executive and judgment may be entered on the arbitrators award in any court having jurisdiction.

    12. Assignment. This contract shall be binding upon and inure to the
        -----------

benefit of the heirs and representatives of Executive and the assigns and successors of Holdings and the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Holdings or the Company, except that Holdings or the

Company may assign this Agreement to any successor (whether by merger,

purchase or otherwise) to all or substantially all of the stock, assets or businesses of Holdings or the Company.

     13. Amendment/Termination.
         ----------------------

    (a) The Agreement may only be amended at any time by mutual written agreement of the parties hereto.

    (b) Company and Holdings represent and warrant they will make appropriate adjustments and amendments to the number of shares of Purchased

Stock and the number of shares subject to, and the exercise price of,

Options (including, in the case of Options, in the event of a spinoff or distribution of assets or stock of Holdings or an affiliated entity,

substituting or replacing the shares issuable upon the exercise of Options)

should extraordinary events or transactions occur involving the Company,

Holdings, or an affiliated corporation.

    14. Nondisclosure of Confidential Information; Non-Competition.
        -----------------------------------------------------------

(a) Executive shall not, without the prior written consent of Holdings or the

Company, divulge, disclose or make accessible to any other person, firm,

partnership or corporation or other entity any Confidential Information pertaining to the business of Holdings or the Company except (i) while employed by Holdings or the Company in the business of and for the benefit of Holdings or the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Holdings or the Company, or by any administrative body or legislative body (including a committee thereof)

with purported or apparent jurisdiction to order Executive to divulge,

disclose or make
accessible such information. For purposes of this Section 14(a),

"Confidential Information" shall mean non-public information concerning

Holdings' or the Company's financial data, strategic business plans,

product development (or other proprietary product data), customer lists,

marketing plans and other proprietary information, except for specific items which have become publicly available information or otherwise known to the public other than through a breach by Executive of his fiduciary duty or any confidentiality agreement, or information known to the

Executive prior to the date of this Agreement. Confidential Information does not include information the disclosure of which cannot reasonably be expected to adversely affect the business of Holdings or the Company.

    (b) During the period commencing on the date hereof and ending (i) in the case of a termination described in Section 6.1 hereof, three years after the date of termination and (ii) in case of a termination described in Section 6.4 hereof, two years after the date of termination, Executive covenants and agrees that he will not be an executive officer, board member, owner, partner, consultant or employee of a food or tobacco company with annual revenues over $1 billion, if such food or tobacco company is engaged in a "major business" of Holdings or the Company. A "major business" for this purpose is each major business segment of the Company and its subsidiaries on the date hereof that produces products constituting over 5% of the
annual revenues of Holdings and its subsidiaries.  For purposes of this

Section 14, Executive shall be deemed not a shareholder of a company that would otherwise be a competing entity if Executive's record and beneficial ownership of the capital stock of such company amount to not more than one percent of the outstanding capital stock of any such company subject to the periodic and other reporting requirements of Section 13 or Section 15(d) or the Securities Exchange Act of 1934, as amended.

Executive, Holdings, and Company agree this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the

right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Notwithstanding any provision herein to the contrary, Holdings and Company recognize that Executive is a substantial stockholder and former Chairman and Chief Executive Officer of

ConAgra, Inc. ("ConAgra") and Executive intends to continue as a Board member of ConAgra.  In the event that Executive no longer serves in any capacity with Holdings or the Company or any successor to either entity,

Holdings and the Company will not object to his serving on the Board of

ConAgra. The parties also recognize that Holdings and Company do not compete on the date of this Agreement in businesses with ConAgra which have competitive sales which exceed the thresholds contained in Sec. 8 of the Clayton Act (15

USC Sec. 19). Accordingly, Company and Holdings do not object to Executive serving on the Board of ConAgra during and after the termination of this

Agreement and will make no objection to such service. Executive, Company and Holdings and their advisers shall take all reasonable actions to support the position stated herein.

    (c) Executive agrees that any breach of the covenants contained in this

Section 14 would irreparably injure Holdings and the Company. Accordingly,

Holdings or the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

    15. Beneficiaries/References. Executive shall be entitled to select
        -------------------------

(and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice hereof. In the event of

Executive's death or a judicial determination of his incompetence,

reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

    16. Survivorship. The respective rights and obligations of the parties
        -------------

hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

    17. Representations and Warranties. Holdings and the Company each
        -------------------------------

represent and warrant that (a), respectively, they are fully authorized and empowered to enter into this Agreement, (b) the execution of this Agreement and the performance of their respective obligations under this Agreement will not violate or result in a breach of the terms of any material agreement to which Holdings and/or the Company is a party or by which it is bound, (c) no approval by any governmental authority or body is required for them to enter into this Agreement or perform their obligations hereunder, other than the Securities and Exchange Commission if so required in connection with the registration or sale of any securities hereunder,

and (d) this Agreement is valid, binding and enforceable against Holdings and the Company in accordance with its terms, except to the extent affected or limited by applicable bankruptcy laws or other statutes governing the rights of creditors and any regulations or interpretations thereof.

Executive represents and warrants that his execution of this Agreement and his performance of his duties and responsibilities under this Agreement will not violate or result in a breach of the terms of any material agreement to which he is a party or by which he is bound.

    18. Governing Law. This Agreement shall be construed, interpreted, and
        --------------

governed in accordance with laws of Delaware, without reference to rules relating to conflicts of law.

    19. Withholding. The Company and Holdings shall be entitled to withhold
        ------------

for payment any amount of withholding required by law.

    20. Interest on Late Payments. To the extent that any payments required
        --------------------------

to be made hereunder upon or following a Change of Control are not made within the period specified therefor, the Company and Holdings shall be liable for interest on such delayed payments at the rate of 150% of the prime rate compounded monthly, as posted by the Morgan Guaranty Trust

Company of New York from time to time.

    21. Actuarial Calculations. All required actuarial calculations of
        -----------------------

payments to be made hereunder and of annuities to be purchased pursuant to

Section 5 hereof shall be made by Watson Wyatt Worldwide, New York, New

York, or such other national actuarial firm as the Company or Holdings may designate prior to a Change of Control.

    22. Funding. Except as otherwise provided herein, all benefits
        --------

hereunder are unfunded and will be paid out of the general assets of the

Company or Holdings. Notwithstanding the foregoing, the Company or Holdings may choose to
maintain a rabbi trust or trusts for the purpose of paying certain of the benefits hereunder or under other plans and programs of the Company or

Holdings and, if so, Executive shall be entitled to payments therefrom, if any, as and to the extent provided in such rabbi trust or trusts.

    23. Counterparts. This Agreement may be executed in two or more
        -------------

counterparts, each of which will be deemed an original.



                         RJR NABISCO HOLDINGS CORP.



                         By: /s/
                             -------------------------------



                         RJR NABISCO, INC.



                         By: /s/
                             ----------------------------------



                             /s/ Charles M. Harper
                             ----------------------------------
                                 CHARLES M. HARPER

                         EXHIBIT "A"

ConAgra, Inc.

Valmont Industries, Inc.

Norwest Corp.

Peter Kiewit Sons', Inc.

E.I. DuPont de Nemours and Co.

                        EXHIBIT "B"

       ESTIMATED SUPPLEMENTAL PENSION ANNUAL BENEFIT
       ---------------------------------------------


AVERAGE FINAL                           YEARS OF SERVICE
COMPENSATION            6               10            15
------------            -               --            --
 $  800,000          213,332          266,666       300,000
-----------------------------------------------------------
 $  900,000          240,000          300,000       337,500
-----------------------------------------------------------
 $1,000,000          266,666          333,333       375,000
-----------------------------------------------------------
 $1,200,000          320,000          400,000       450,000
-----------------------------------------------------------
 $1,600,000          426,666          533,333       600,000
-----------------------------------------------------------
 $2,000,000          533,332          666,666       750,000
-----------------------------------------------------------
 $2,400,000          640,000          800,000       900,000
-----------------------------------------------------------
 $2,800,000          746,664          933,333     1,050,000
-----------------------------------------------------------
 $3,200,000          853,332        1,066,666     1,200,000
-----------------------------------------------------------
 $3,600,000          960,000        1,200,000     1,350,000
-----------------------------------------------------------
 $4,000,000        1,066,666        1,333,333     1,500,000
-----------------------------------------------------------

                                EXHIBIT "C"

                          [RJR NABISCO LETTERHEAD]





                                                              June 20, 1995



Charles M. Harper
Chairman and Chief Executive Officer
RJR Nabisco, Inc.
1301 Avenue of the Americas
New York, NY 10019

          RE: Employment Agreement; Life insurance Provision

Dear Mike:

    This letter agreement replaces in its entirety the side letter agreement dated March 8, 1994 concerning the Company's obligation, under
Section 4.1(c) of your Employment Agreement dated May 27, 1993, to provide you with "life insurance in the amount of $5,000,000."

    As you know, the Company previously made an advance premium deposit with Northwestern Mutual Life Insurance Company (NML), which at that time represented the present value of the balance of eight annual premiums to provide the insurance under Section 4.1(c) of your May 27, 1993 Employment Agreement.

    The Compensation Committee of the Board of Directors at its April 10, 1995 meeting agreed to allow the conversion of this whole life insurance policy to a joint life/second to die policy with your wife, Joan F. Harper, as the second life insured by the policy.

    In order to achieve increasing the face amount of the policy to $10,000,000 without increased cost, the Company will agree to the transfer of the advanced premium deposit from NML to Massachusetts Mutual Life Insurance Company (Mass. Mutual) from which future premium payments will be made. The deposit with Mass. Mutual is calculated to pay the premium for the remaining 6 premiums due on the policy pursuant to Section 4. l(c) of your May 27, 1993 Employment Agreement. If, and only if, the full sum of the deposit with Mass. Mutual is used to pay premiums to Mass. Mutual, and additional premiums are required by Mass. Mutual at any time during your lifetime to keep $8,000,000 of face value of the policy in force, the Company will pay such additional premiums. You shall be responsible for any premium amounts needed to keep the face value of the policy in excess of $8,000,000. Notwithstanding the foregoing, you further agree that should you withdraw any of the advance



                                RJR Nabisco, Inc.
                           1301 Avenue of the Americas
                          New York, New York 10019-6013
                                 (212) 258-5600
premium deposit from Mass Mutual, the Company shall have no obligation to replace any part of the deposit, and should such withdrawal cause any diminution in the coverage or a cancellation of the policy, the Company shall have no obligation to cure the diminution in coverage or cancellation.

If this correctly states our agreement on the Company's obligation to provide life insurance coverage to you under Section 4.1 (c) of your Employment Agreement, please sign a copy of this letter where indicated.

                                        Sincerely,


                                        /s/ Gerald I. Angowitz
                                        ----------------------
                                        Gerald I. Angowitz
                                        Senior Vice President,
                                        Human Resources & Administration

Understood and Agreed:

/s/ Charles M. Harper
---------------------------
Charles M. Harper


    6/20/95
---------------------------
Date

                                EXHIBIT "D"
                                                           Performance Unit
                                                                1995
                                                         Special - One Year

                        RJR NABISCO HOLDINGS CORP.

           1990 LONG TERM INCENTIVE PLAN PERFORMANCE UNIT PROGRAM

                            AMENDED AND RESTATED

                         PERFORMANCE UNIT AGREEMENT

                    DATE OF GRANT:    FEBRUARY 15, 1995
                                      -----------------

                                 WITNESETH:

    1. Grant. Pursuant to the provisions of the 1990 Long Term Incentive
       ------
Plan and the Performance Unit Program thereunder (collectively, the "Plan"), RJR Nabisco Holdings Corp. (the "Company") on the above date has granted to

                        C.M. Harper (the "Grantee"),

subject to the terms and conditions which follow and the terms and conditions of the Plan,

                          2,410 Performance Units.

A copy of the Plan is attached and made a part of this agreement with the same effect as if set forth in the Agreement itself. The Initial Grant Value of each Performance Unit shall be one thousand dollars. All capitalized terms used herein shall have the meaning set forth in the Plan, unless the context requires a different meaning.

    2. Adjustment Of Value of Performance Units. For the Performance Period
       -----------------------------------------
commencing on January 1, 1995 and ending December 31, 1995, the Committee has determined that the Performance Measure shall be cash net income of the Company during such Performance Period. The value of each Performance Unit shall be as determined in the grid attached as Exhibit A may be reduced by the Committee in its discretion. The Grantee specifically agrees that this award of Performance Units is in lieu of any award under the Annual Incentive Award Plan for the fiscal year ending December 31, 1995.

    3. Payment of Performance Units. Unless deferred pursuant to the
       -----------------------------
provisions of the Plan, units so earned will be paid only in cash as soon as practicable following the close of the Company's books at the end of the Performance Period. Payment Value for tax and other calculations shall be determined in accordance with the provisions of the Plan and Exhibit A and the discretion of the Committee to reduce the Payment Value. Except as provided in the Plan, no units will be earned or paid unless the Grantee has been a full-time employee of the Company throughout the Performance Period.

    4. Deferral. Deferral of a payment of Performance Units shall be
       ---------
pursuant to the provisions of the Plan; provided, however, in no event, may a deferred award be paid within six months of the date of deferral.

    5. Transferability. Other than as specifically provided in the Plan
       ----------------
with regard to the death of the Grantee, this Agreement and any benefit provided or accruing hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Grantee.

    6. No Riqht to Employment. Neither the execution and delivery of this
       -----------------------
Agreement nor the granting of the Performance Units evidenced hereby shall constitute any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Grantee for any specific period or in any specific capacity or shall prevent the Company or its subsidiaries from terminating the Grantee's employment at any time with or without cause. "Termination of employment" under the Plan and this Agreement means termination from active employment; it does not mean the termination of pay and benefits at the end of salary continuation (or other form of severance pay or pay in lieu of salary).

    7. Notices. Any notices required to be given hereunder to the Company
       --------
shall be addressed to The Secretary, RJR Nabisco Holdings, Inc., 1301 Avenue of the Americas, New York, NY 10019-6013 and any notice required to be given hereunder to the Grantee shall be sent to the Grantee's address as shown on the records of the Company.

    8. Grantee. In consideration of the grant, the Grantee specifically
       --------
agrees that the Committee shall have the exclusive power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretation and determinations made by the Committee shall be final, conclusive, and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement. The Committee may delegate its interpretive authority to an officer or officers of the Company.

    IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Date of Grant first above written.

                                   RJR NABISCO HOLDINGS CORP.


                                   By
                                       ---------------------------
                                       Authorized Signatory


---------------------------------
          GRANTEE


Grantee's Taxpayer Identification Number:

                                             Date:
---------------------------------                  ----------------------

Grantee's Home Address:



---------------------------------

---------------------------------

---------------------------------

                       1995 Performance Unit Program

                                C.M. Harper

                AIAP Target = $2,410,000 Grant = 2,410 Units

                                                          Value
            CNI             Perf.           Award           Per
         Available         Rating            Value         Unit
         ---------         ------         ----------    ---------
          $1,390             150          $3,615,000      $1,500
          $1,376             145          $3,494,500      $1,450
          $1,362             140          $3,374,000      $1,400
          $1,348             135          $3,253,500      $1,350
          $1,334             130          $3,133,000      $1,300
          $1,320             125          $3,012,500      $1,250
          $1,306             120          $2,892,000      $1,200
          $1,292             115          $2,771,500      $1,150
          $1,278             110          $2,651,000      $1,100
          $1,264             105          $2,530,500      $1,050
Plan      $1,250             100          $2,410,000      $1,000
          $1,225             100          $2,410,000      $1,000
          $1,200             100          $2,410,000      $1,000
          $1,175             100          $2,410,000      $1,000
          $1,150             100          $2,410,000      $1,000
          $1,125             100          $2,410,000      $1,000
          $1,100             100          $2,410,000      $1,000
          $1,100               0                  $0          $0

Each unit valued at $1,000 upon Grant
Cash Net Income = millions
Assumes $600,000 annual base salary earnings

                                EXHIBIT "E"

    AIAP Vested Amount means, as of a Change of Control or as of the date
    ------------------

Executive's employment terminates, as the case may be, an amount equal to

(a) in the case of any bonus opportunity under the AIAP, the value of

Executive's target award under the AIAP for the relevant period in which such Change of Control or such termination occurs, as the case may be,

multiplied by a fraction, the numerator of which is the number of months

(including partial months) in the period beginning on the first day of the relevant performance period and ending on the Change of Control or such termination, as the case may be, and the denominator of which is the number of months in such performance period; provided that in the event of a termination of employment following a Change in Control in the year in which such Change of Control occurs, for purposes of computing the AIAP

Vested Amount as of the date of such termination, the performance period shall be deemed to begin on the first day following such Change of Control and the target award shall be that in effect immediately preceding such

Change of Control, or (b) in the case of any annual bonus opportunity in the form of Performance Units, the PU Vested Amount as of the date of such termination.

     Change of Control means the first to occur of the following events
     -----------------
provided such event occurs prior to October 11, 1996 or such later date as the Boards may specify from time to time:

    (a) an individual, corporation, partnership, group, associate or other entity or "person", as such term is defined in

          Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than Holdings or any employee benefit plan(s) sponsored by Holdings or the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of Holdings' outstanding securities ordinarily having the right to vote at elections of directors.

     (b) individuals who constitute the Holdings Board on October 11, 1995 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by Holdings' shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Holdings in which such person is named as a nominee of Holdings for director), but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-ll of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Holdings Board, shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board;

     (c) the approval by the shareholders of Holdings of a plan or agreement providing (1) for a merger or consolidation of Holdings other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Holdings or such surviving entity outstanding immediately after such merger or consolidation, or (2) for a sale, exchange or other disposition of all or substantially all of the assets of Holdings. If any of the events enumerated in this paragraph (c) occurs, the Holdings Board shall determine the effective date of the Change of Control resulting therefrom for purposes of the Program.

          PS vested Amount means with respect to any award of
          ----------------

Performance Shares (as defined in the LTIP) Executive holds as of a Change of Control or as of the date Executive's employment terminates, as the case may be, an amount equal to the adjusted value of (i) the number of

Performance Shares subject to such award, multiplied by a fraction, the numerator of which is the number of months (including partial months)

elapsed in the relevant performance period as of such Change of Control or as of the date of such termination, as the case may be, and the denominator of which is the number of months in such performance period,

(ii) adjusted by applying target performance with respect to such award;

provided that in the event of a termination of employment following a

Change of Control in the year in which such Change of Control occurs, for purposes of computing the PS Vested Amount as of the date of such termination, the performance period shall be deemed to begin on the first day following such Change of Control and target performance with respect to such Performance Shares shall be that in effect immediately preceding the

Change of Control.

     PU Vested Amount means, for any award of Performance Units (as defined
     ----------------

in the LTIP) Executive holds as of a Change of Control or as of the date

Executive's employment terminates, as the case may be, an amount equal to the target value of the number of Performance Units subject to such award multiplied by a fraction, the numerator of which is the number of months

(including partial months) elapsed in the relevant performance period as of the Change of Control and the denominator of which is the number of months in such performance period; provided that in the event of a termination of employment following a Change of Control in the year in which such Change of Control occurs, for purposes of computing the PU Vested Amount as of the date of such termination, the performance period shall be deemed to begin on the first day following such

Change of Control and the target value of such Performance Units shall be that in effect immediately preceding the Change of Control.

                                 EXHIBIT F




                               ACKNOWLEDGMENT

WHEREAS, I am vested in certain supplemental retirement benefits under (i) the RIR Nabisco, Inc., Supplemental Executive Retirement Plan, as amended by ancillary agreements, if any, (SERP), (ii) the RJR Nabisco, Inc., Supplemental Retirement Plan (SUPP) and (iii) the RIR Nabisco, Inc., Additional Benefits Plan (ABP) (collectively, the "Plans") to which funds are dedicated in a Master Trust Agreement dated January 1, 1987, as amended through January 27, 1989 (the "Rabbi Trust"); and

WHEREAS, to provide me with greater security and financial flexibility in the aforementioned benefits, an annuity will be purchased for my benefit from funds in the Rabbi Trust upon the execution of this Acknowledgment, and such annuity shall be transferred to the Excess Benefit Master Trust dated February 5, 1988, as amended through January 27, 1989 (the "Secular Trust"); and

WHEREAS, the Company desires to deliver said annuity to me with the federal, state and local income taxes on the present value of the annuity paid by the Company or the aforementioned Trusts, the amount of the annuity being reduced to reflect such tax payments; and

NOW, THEREFORE, I hereby agree as follows:

     1. The annuity transferred, represents the cash value of my accrued benefit as of December 31, 1993 under the SERP, SUPP and ABP delivered on an after-tax basis based on tax rates currently applicable to me (the "Benefit").

     2. Any additional taxes due as a result of the transfer of the annuity in any tax year prior to my Retirement Date shall be paid by the Company or the Trusts. My "Retirement Date" is fixed by the terms of my individual SERP arrangement with the Company, and shall be deemed to include the date of my death if death occurs before retirement.

     3. The annuity will be delivered to me from the Secular Trust on my Retirement Date. The annuity delivered at my Retirement Date will have a lump sum cash-out option.

     4. The value of the Benefit including earnings thereon will be an offset to the after-tax benefits determined at my Retirement Date under the Plans.

     5. If an annuity instead of a lump sum is elected at retirement, a portion of the annuity payments to be made during retirement may be taxable to me, and I will be responsible for the payment of any taxes on such payments.

IN WITNESS THEREOF, I have executed this Acknowledgment as of

  2/3/94
------------------------
Date

                                            /s/  Charles M. Harper
                                            ------------------------
                              Printed Name: CHARLES M. HARPER